FOR IMMEDIATE RELEASE                                       SYMBOL:  TMDN
May 23, 2005                                                TRADED:  Pink Sheets

             TAYLOR MADISON COMPLETES $1.0 MILLION PRIVATE PLACEMENT
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ORLANDO,  FL  - May 23, 2005 - Taylor Madison Corp. (Pink Sheets: TMDN) ("Taylor
Madison" or the "Company") and its wholly-owned subsidiary Telzuit Technologies, Inc. d/b/a BioPatch Systems ("Telzuit") announced today that Taylor Madison has completed its private placement with institutional and other accredited investors in excess of $1,000,000. The financing occurred in two tranches, the first tranche of $565,000 occurred on May 6, 2005, and the second tranche of approximately $490,000 occurred on May 20, 2005. Taylor Madison issued 10% Convertible Debentures and Class A Warrants to the group of investors. Midtown Partners & Co., LLC acted as the sole placement agent in this transaction.

According to Donald Sproat, President and Chief Executive Officer of Taylor Madison and Telzuit, "We are delighted that so many previous investors have seen fit to reinvest in the company during this new placement. Their belief in the company and in the potential of its products has been steadfast. We welcome those new investors who see a wonderful, exciting investment opportunity - many who are pleased at the prospect of helping this company bring forth much needed medical solutions on a large scale."

ABOUT  TELZUIT  TECHNOLOGIES,  INC.

Telzuit Technologies, Inc. is dedicated to providing advanced mobile medicine for people worldwide. The first step in this mission will initially take the form of our state-of-the-art, FDA approved, Bio-Patch Wireless Heart Monitor. This is a full 12-lead, completely wireless, Holter monitor, which is new to the marketplace. Telzuit anticipates that the product will be available to patients and physicians during the 2005 calendar year.

Telzuit is also building its own dedicated intranet as a platform to handle several of the products it will be releasing, including its initial product, the Bio-Patch Wireless Heat Monitor. More information on Telzuit, its business model, and its products can be found on its website: www.telzuit.com.

ABOUT  MIDTOWN  PARTNERS  &  CO.,  LLC

Originally founded in May 2000, Midtown Partners & Co., LLC is an investment bank focused on private placement investment banking opportunities. The investment banking group at Midtown Partners & Co., LLC was founded on the premise that client relationships and industry focus are keys to the success of emerging growth companies. Such companies require investment banking services from a firm with a unique understanding of the marketplace and the nature of these transactions. Additional information about Midtown Partners & Co., LLC can be found at www.midtownpartners.com.

The corporate offices of Taylor Madison and Telzuit are located at 5422 Carrier Drive, Suite 306, Orlando, FL 32819. Questions may be addressed to James Tolan, Senior Vice President of Business Development, at (407) 354-1222.

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FORWARD-LOOKING-STATEMENT:  Except  for  factual  statements  made  herein,  the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products, and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Taylor Madison and Telzuit results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Taylor Madison and Telzuit undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

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